File No. 70-6126



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                       ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 16

                                       to

                                    FORM U-1
                        --------------------------------

                                   DECLARATION

                                      under

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                       ***

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
              (Name of company or companies filing this statement
                   and address of principal executive offices)

                                       ***

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                    (Name of top registered holding company
                     parent of each applicant or declarant)

                                      ***

                A.A. Pena, Senior Vice President and Treasurer
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                   1 Riverside Plaza, Columbus, Ohio  43215

          Jeffrey D. Cross, Senior Vice President and General Counsel
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                   1 Riverside Plaza, Columbus, Ohio  43215
                   -----------------------------------------
                  (Names and addresses of agents for service)


      American Electric Power Company, Inc. ("AEP") hereby amends its Declaration on Form U-1, in File No. 70-6126, as heretofore amended, by adding the following to ITEM 1:
ITEM 1.     DESCRIPTION OF PROPOSED TRANSACTION
      Background
      Under the Commission's orders dated April 25, 1978 (HCAR No. 20516), April 27, 1979 (HCAR No. 22012), June 24, 1980 (HCAR No. 21639), June 30, 1981 (HCAR
No. 22112), June 28, 1982 (HCAR No. 22549), March 8, 1988 (HCAR No. 24594),
December 12, 1990 (HCAR No. 25210), December 6, 1993 (HCAR No. 25939), May 10,
1996 (HCAR No. 26516), and December 1, 1997 (HCAR No. 26786) in this file, and the Commission's order dated June 14, 2000 (HCAR No. 27186) in File No. 70-9381, AEP was authorized to issue and sell, from time to time through December 31, 2001, up to 11,440,000 shares of Common Stock, $6.50 par value, to Fidelity Management Trust Company as trustee ("Trustee") of the American Electric Power System Employees Savings Plan ("Savings Plan"). Through September 28, 2001, a total of 5,293,642 shares had been so issued and sold leaving a balance of 6,146,358 shares available for issuance and sale (the "Remaining Shares") pursuant to the Savings Plan.
      Current Transaction
      AEP, by this Amendment, is seeking authority to extend its authority to issue and sell the Remaining Shares pursuant to the Savings Plan to September 30, 2006.
      The proceeds of the issuance and sale of the Remaining Shares will be used to pay at maturity or refund unsecured debt of AEP, to make additional investments in the common stock equities of subsidiaries of AEP, and for other corporate purposes, including to acquire interests in EWGs or FUCOs.
      Compliance with Rule 54
      Rule 54 provides that, in determining whether to approve an application which does not relate to any EWG or FUCO, the Commission shall not consider the effect of the capitalization or earnings of any such EWG or FUCO which is a subsidiary of a registered holding company if the requirements of Rule 53(a),
(b) and (c) are satisfied.
      AEP consummated the merger with Central and South West Corporation on June 15, 2000 pursuant to an order issued June 14, 2000 (HCAR No. 27186), which further authorized AEP to invest up to 100% of its consolidated retained earnings, with consolidated retained earnings to be calculated on the basis of the combined consolidated retained earnings of AEP and CSW (as extended pursuant to HCAR No. 27316, December 26, 2000, the "Rule 53(c) Order").
      AEP currently meets all of the conditions of Rule 53(a) and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein.
      Rule 53(a)(1) At June 30, 2001, AEP's "aggregate investment", as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $1.315 billion, or about 40.6% of AEP's "consolidated retained earnings", also as defined in Rule 53(a)(1), for the four quarters ended June 30, 2001 ($3.242 billion).
      Rule 53(a)(2) Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
      Rule 53(a)(3) No more than 2% of the employees of the electric utility subsidiaries of AEP will, at any one time, directly or indirectly, render services to any FUCO.
      Rule 53(a)(4) AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility subsidiaries.
      Rule 53(b) (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four quarters ended June 30, 2001 ($3,242,159,000) represented a decrease of approximately $302,490,000 (or 8.5%) in the average consolidated retained earnings from the four quarters ended June 30, 2000 ($3,544,649,000); and (iii) for the fiscal year ended December 31, 2000, AEP did not report operating losses attributable to its direct or indirect investments in EWGs and FUCOs.
      AEP's interests in EWGs and FUCOs have made a positive contribution to earnings over the four calendar years ending after the Rule 53(c) Order. Accordingly, since the date of the Rule 53(c) Order, the capitalization and earnings attributable to AEP's investments in EWGs and FUCOs has not had an adverse impact on AEP's financial integrity.

                                   SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 16 to be signed on its behalf by the undersigned thereunto duly authorized.

                              AMERICAN ELECTRIC POWER COMPANY, INC.


                              By:/s/ Thomas G. Berkemeyer_
                                T. G. Berkemeyer
                            Assistant General Counsel


Dated:  November 26, 2001